Exhibit 23

Consent of Independent Registered Certified Public Accounting Firm

We hereby consent to the incorporation by reference in the joint Registration Statements on Form S-3 of Carnival Corporation and Carnival plc (File Nos. 333-106553, 333-106553-01, 333-157861 and 333-157861-01), the Registration Statements on Form S-8 of Carnival Corporation (File Nos. 333-125418, 333-105672, 333-87036, 333-67394, 333-60558, 333-43885, 33-53099, 33-51195, 33-45287 and 33-26898), the Registration Statement on Form S-3 of Carnival plc (File No. 333-160411), and the Registration Statements on Form S-8 of Carnival plc (File Nos. 333-125418-01, 333-124640, 333-104609, 333-84968, 333-13794 and 333-12742), of our report, dated January 28, 2010, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this joint Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Miami, Florida

January 28, 2010